                                   EXHIBIT 2.3


                                  SUBORDINATED
                                 PROMISSORY NOTE
$136,000,000                                                   August 31, 1998

          FOR VALUE RECEIVED, CompUSA Inc., a Delaware corporation (the "MAKER"), promises to pay Tandy Corporation, a Delaware corporation (the "SELLER"), the principal sum of One Hundred Thirty Six Million Dollars ($136,000,000).

          1. PRINCIPAL PAYMENTS. The principal amount of this Note shall be due and payable to the Seller in fourteen (14) equal semiannual installments of $9,714,285.71, the first payment to be made on December 31, 2001, and each subsequent payment to be made on each June 30 and December 31 (or, if any such day is not a business day, the next business day thereafter) (each such date, a "PAYMENT DATE"), until the payment of this Note in full. The unpaid principal amount of this Note may be prepaid, in whole or in part, at any time at the option of the Maker, without premium or penalty. If the Maker elects to make a partial prepayment of principal of this Note, such prepayment shall be applied against the principal amount owing to the Seller at the next Payment Date(s), and at such Payment Date(s) the amount then due shall be deemed to be correspondingly reduced.

          2. INTEREST. Interest on the unpaid principal balance of this Note shall accrue at a rate of nine and forty-eight/one hundredths percent (9.48%) per annum from the date hereof, calculated on the basis of a 365-day or 366-day year and for the actual days elapsed, and shall be payable semiannually in arrears, with the first interest payment due December 31, 1998, and subsequent payments due each June 30 and December 31 thereafter, until the payment of this
Note in full.

          3. PURCHASE AGREEMENT, SECURITY; RANKING. This Note is issued pursuant to that certain Stock Purchase Agreement, dated as of June 21, 1998 (the "PURCHASE AGREEMENT"), by and between the Maker and the Seller. This Note is an unsecured obligation of the Maker. The indebtedness evidenced by this Note ranks pari passu with the Maker's 9 1/2% Senior Subordinated Notes due 2000 and is subordinated in right of payment to the Senior Obligations (as defined in Paragraph 7 of this Note) as provided in Paragraphs 7 through 10 of this Note.

          4. METHOD OF PAYMENT. All payments of principal and interest under this Note shall be made in cash.

          5. PLACE OF PAYMENT. All payments made hereunder shall be payable at the Seller's principal office, 100 Throckmorton, Suite 1800, Fort Worth, Texas 76102, Attention: Treasury Department, or at such other place as the Seller shall notify the Maker in writing, by certified or bank check, or by wired funds to an account designated in writing by the Seller no later than two
(2) business days prior to each date on which a payment is required hereunder.

          6. EVENTS OF DEFAULT. Subject to the provisions contained in Paragraph 7 of this Note, if any of the following events shall occur, the Seller may, at its option, declare the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, immediately due and payable and thereby accelerate the maturity hereof (provided that in the case of default under clause (c) or (d) below, acceleration shall occur automatically upon default), and the Seller may proceed to exercise any rights or remedies that it may have under this Note or such other rights and remedies which the Seller may have at law, equity or otherwise:

          (a) if the Maker shall default in the payment of (i) any principal under this Note, or (ii) any interest under this Note, which default is not cured within twenty (20) business days (in the case of both clause (i) and (ii) whether or not payment is prohibited by Paragraph 7 of this Note); or

          (b) if a default occurs and is continuing with respect to any indebtedness of the Maker or any subsidiary of the Maker for borrowed money other than this Note, which default results in the acceleration of the other indebtedness prior to its express maturity and the principal amount of the other indebtedness so accelerated is $35,000,000 or more in the aggregate; or

          (c) the Maker pursuant to or within the meaning of Title 11, U.S. Code or any similar federal or state law for the relief of debtors ("BANKRUPTCY LAW"):

               (i)    commences a voluntary case,

               (ii) consents to the entry of an order for relief against it in an involuntary case,

               (iii) consents to the appointment of any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law ("CUSTODIAN") of it or for all or substantially all of its property,

               (iv) makes a general assignment for the benefit of its creditors, or

               (v)    generally is not paying its debts as they become due; or

          (d) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (i)    is for relief against the Maker in an involuntary case,

               (ii) appoints a Custodian of the Maker or for all or substantially all of the property of the Maker, or

               (iii)  orders the liquidation of the Maker,

and the order or decree remains unstayed and in effect for sixty (60) consecutive days.

          7. SUBORDINATION. (a) The indebtedness evidenced by this Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all the Senior Obligations (as hereinafter defined). As used herein, the term "SENIOR OBLIGATIONS" shall mean (i) all principal of and interest on the loans made to the Maker under the Second Amended and Restated Credit Agreement (as it may be amended, supplemented, restructured, replaced, restated, increased, extended or otherwise modified, the "SENIOR CREDIT AGREEMENT") among the Maker, certain lenders and NationsBank, N.A., as administrative lender and all other obligations and liabilities of the Maker (including without limitation liabilities for fees, indemnifications, reimbursements, expenses or charges) now or hereafter arising under or out of


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the Senior Credit Agreement, (ii) any indebtedness incurred by the Maker to refinance or replace all or any portion of the indebtedness represented by the Senior Credit Agreement or any such refinancing indebtedness and (iii) all of the Maker's obligations with respect to trade payables, and (iv) any other indebtedness in respect of borrowed money or evidenced by bonds, notes or similar instruments or letters of credit or representing the unpaid purchase price of any property or any guarantee of any of the foregoing ("INDEBTEDNESS") that is incurred by the Maker and not specifically by its terms made pari passu with or subordinated in right of payment to this Note. Notwithstanding anything to the contrary in the foregoing, Senior Obligations shall not include (w) any liability for federal, state, local or other taxes owed or owing by the Maker,
(x) any indebtedness or other obligations of the Maker to any of its subsidiaries or other affiliates, or (y) for so long as the indenture of the Maker dated as of June 17, 1993, pursuant to which the Maker's 9 1/2% Senior Subordinated Notes due 2000 were issued, remains in effect, any indebtedness of Maker that is incurred in violation of such indenture, as amended, modified or waived from time to time (the "INDENTURE").

          (b) In the event of any insolvency, bankruptcy or receivership proceedings, and any other similar proceedings in connection therewith, relative to the Maker, its creditors or its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Maker, whether or not involving insolvency or bankruptcy, and in the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any substantial part of the property, assets or business of the Maker or the proceeds thereof to any creditor or creditors other than in the ordinary course of business, then the holders of the Senior Obligations shall be entitled to receive payment in full of all principal, premium (if any), interest (including interest accrued subsequent to the filing of any petition under any bankruptcy, insolvency or similar law or after any declaration or determination of insolvency or bankruptcy) and other amounts included in the Senior Obligations before the Seller or any other holder of this Note is entitled to any payment on account of principal, accrued interest or any other obligations and liabilities of the Maker, now existing or hereafter arising, arising under or out of this Note (collectively, the "SUBORDINATED OBLIGATIONS") (except that the Seller or any other holder of this Note may receive securities of the Maker that are subordinated to at least the same extent as the Subordinated Obligations to (1) the Senior Obligations and
(2) any securities issued in exchange for Senior Obligations), and, to that end, the holders of the Senior Obligations shall be entitled to receive for application in payment of the Senior Obligations any payment or distribution of any kind or character, whether in cash or property or securities (except that the Seller or any other holder of this Note may receive securities of the Maker that are subordinated to at least the same extent as the Subordinated Obligations to (1) the Senior Obligations and (2) any securities issued in exchange for Senior Obligations), that may be payable or deliverable in any such proceedings in respect of the Subordinated Obligations, including any such payment or distribution that may be payable or deliverable by virtue of the provisions of any indebtedness that is subordinate and junior in right of payment to the Subordinated Obligations.

          (c) So long as any of the Senior Obligations remain outstanding and unpaid, neither the Seller nor any other holder of this Note will be entitled to take, demand or receive, and the Maker will not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any manner, any payment or realization on the Subordinated Obligations (other than securities of the Maker that are subordinated to at least the same extent as the Subordinated Obligations to (1) the Senior Obligations and (2) any securities issued in exchange for the Senior Obligations) if:

               (i) a default in the payment of any principal, interest or other amount included in the Designated Senior Obligations (as defined below) occurs and is continuing beyond any applicable period of grace period in the agreement, indenture or other document governing such Designated Senior Obligation; or

               (ii) a default, other than a payment default, on any of the Designated Senior Obligations occurs and is continuing beyond any applicable period of grace with respect to such Designated Senior Obligations that permits the holders thereof (or an agent on such holders' behalf) to accelerate such Designated Senior Obligations, and the Seller or other holder of this Note receives a written notice of such default from either the Maker or the holder or holders (or an agent on such holders' behalf) of such Designated Senior Obligations.

          Only one notice with respect to nonpayment defaults may be given during any 360 day period. No nonpayment default that existed or was continuing on the date of delivery of any notice given under the immediately preceding clause (ii) shall be the basis of any subsequent notice of default unless such default shall have been waived or cured for a period of not less than one hundred eighty (180) days.

          So long as such payment or realization is otherwise permitted hereunder, the Seller or any other holder of this Note will be entitled to resume receiving, and the Maker shall resume making in any manner, any payment or realization on the Subordinated Obligations, upon the earlier to occur of:

               (i)  the date upon which the default is cured or waived; or

               (ii) in the case of a nonpayment default referred to in Paragraph 7(c)(ii) above, 179 days have passed after notice of such default was received by the Seller or other holder of this Note and the maturity of the applicable Designated Senior Obligation has not been accelerated.

          For purposes of this Paragraph 7, the term "DESIGNATED SENIOR OBLIGATIONS" means (i) all indebtedness and liabilities of the Maker under the Senior Credit Agreement and (ii) any other Senior Obligations (other than trade payables) the principal amount of which is $50,000,000 or more.

          (d) By its acceptance of this Note, the Seller and any other holder of this Note agrees that any payment received by it in any bankruptcy or insolvency proceedings of the Maker, or received by it in payment or prepayment of all or any part of the Subordinated Obligations other than as permitted hereby, shall be deemed to be held in trust by the Seller or such holder for the benefit of the holders of the Senior Obligations and, upon written request by the holders of the Senior Indebtedness, shall be remitted to the holders of the Senior Obligations, as their respective interests may appear, for application to the payment of the Senior Obligations to the extent necessary to pay such Senior Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of the Senior Obligations, unless otherwise required by applicable law or order of a court of competent jurisdiction.

          (e) By its acceptance of this Note, the Seller or any other holder of this Note agrees and consents that without notice to or assent by the Seller or such holder:

          (i) the Senior Obligations and the obligations and liabilities of any other party or parties in respect of the Senior Obligations may, from time to time, in whole or in part, be renewed, extended, modified, replaced, refinanced, restated, supplemented, increased, restructured, prematured, compromised or released; and

          (ii) any and all mortgages, pledges, assignments, encumbrances, liens, pledges or security interests (legal or equitable) at any time, present or future, held, given or intended to be given for the Senior Obligations, and any rights or remedies in respect thereof, may, from time to time, in whole or in part, be exchanged, sold, surrendered, released, modified, waived or extended by the holders of the Senior Obligations, and the holders of the Senior Obligations may permit or consent to any such action or the result of any such action;

all as the holders of the Senior Obligations may deem advisable and all without impairing, abridging, diminishing, releasing or affecting the subordination provided for herein to the Senior Obligations.

          (f) After all of the Senior Obligations have been paid in full, the Seller and any other holder of this Note shall be subrogated (equally and ratably with all other indebtedness pari passu in right of payment to the Subordinated Obligations) to the rights of the holders of the Senior Obligations to receive payments or distributions applicable to the Senior Obligations to the extent that payments or distributions otherwise payable to the Seller or other holder of this Note have been applied to the payment of the Senior Obligations. Any payment or distribution made under this Paragraph 7 of the Senior Obligations that otherwise would have been made to the Seller or other holder of this Note is not, as between the Maker and the Seller or other holder of this Note, a payment by the Maker on the Subordinated Obligations.

          (g) The Maker shall promptly notify the Seller or any other holder of this Note in writing of any facts known to the Maker that would cause a payment of the Subordinated Obligations to violate this Paragraph 7, but failure to so give any such notice shall not affect the subordination of the Subordinated Obligations to the Senior Obligations as provided in this Paragraph 7.

          (h) So long as any Designated Senior Obligations are outstanding, no declaration of the principal of and interest on this Note as due and payable pursuant to Paragraph 6 of the Note shall be effective until the earlier of (i) the day which is five (5) business days after the receipt by NationsBank, N.A., as administrative lender (or any successor thereto), under the Senior Credit Agreement of written notice of acceleration or (ii) the date of acceleration of any Designated Senior Obligations.

          8. MODIFICATION OF SENIOR OBLIGATIONS. No extension, renewal, modification, forbearance or waiver of any terms of the Senior Credit Agreement or any other instrument or document referred to in the Senior Credit Agreement or otherwise relating to, evidencing or securing the Senior Obligations nor any release, modification or substitution of any collateral therefor shall affect, modify or impair the subordination provided for herein or the rights of the holders of the Senior Obligations hereunder.

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          9.   NO IMPAIRMENT.  No present or future holder of Senior Obligations shall be prejudiced in its right to enforce the subordination of the Subordinated Obligations by any act or failure to act on the part of the Maker. The foregoing provisions as to subordination are solely for the purpose of defining the relative rights of the holders of the Senior Obligations hereunder, on the one hand, and the Seller or any other holder of this Note, on the other hand, and none of these provisions shall impair, as between the Maker and the Seller or such holder, the obligations of the Maker, which are unconditional and absolute, to pay to the Seller or such holder the Subordinated Obligations in accordance with the terms of this Note, nor shall such provisions prevent any holder of this Note from exercising all remedies otherwise permitted by applicable law or under the terms of this Note upon default hereunder, subject to the rights (if any) of the holders of the Senior Obligations under the foregoing provisions to receive cash, property or securities otherwise payable or deliverable to the Seller or such holder.

          10. FURTHER ASSURANCES. Each of the Maker and, by its acceptance of this Note, the Seller and each other holder of this Note, agrees to execute, acknowledge, deliver and comply with the terms of any instruments reasonably requested from time to time by the holders of the Senior Obligations relating to the subordination of this Note.

          11. SUBSIDIARY GUARANTEES. (a) Each Significant Subsidiary shall execute a guarantee (collectively, the "GUARANTEES") in favor of the Seller, which Guarantees shall be effective only at such times as the Maker has outstanding $35,000,000 or more of Pari Passu Debt that is also guaranteed by any Significant Subsidiary; provided that only those Significant Subsidiaries that are required to guarantee the Pari Passu Debt shall be required to execute Guarantees. The Guarantees shall guarantee the Maker's payment of this Note on substantially the same terms and conditions as the subsidiary guarantees on the Pari Passu Debt guarantee the payment of the Pari Passu Debt.

          (b) If at any time the Guarantees are not required to be maintained pursuant to paragraph (a) above, the Seller shall, immediately upon the request of the Maker, deliver to the Maker and the Significant Subsidiaries written releases with respect to all the Guarantees. If at any time any Significant Subsidiary is entitled to be released from its guarantee of the Pari Passu Debt, it shall also be entitled to be released from its Guarantee of this Note.

          (c) The obligations of each Significant Subsidiary under its Guarantee shall be junior and subordinated to Senior Obligations of such Guarantor on the same basis as this Note is junior and subordinated to Senior Obligations of the Maker. For the purposes of the foregoing sentence, (a) each Significant Subsidiary may make, and the Seller and each other holder of this Note shall have the right to receive and/or retain, payments by any of the Significant Subsidiaries only at such times as the Seller or any other holder of this Note may receive and/or retain payments in respect of this Note, including Paragraph 7 of this Note, and (b) the rights and obligations of the relevant parties relative to the Guarantees and Senior Obligations of the Significant Subsidiaries shall be the same as their respective rights and obligations relative to this Note and Senior Obligations of the Maker pursuant to Paragraph 7 of this Note. "SENIOR OBLIGATIONS OF THE SIGNIFICANT SUBSIDIARIES" shall mean
(i) any guarantee by such Significant Subsidiary of any Senior Obligations of the Maker (including all indebtedness and other obligations under the Senior Credit Agreement and any guarantee of indebtedness incurred to refinance, replace or increase all or any portion of the indebtedness represented by the Senior Credit Agreement or any such refinancing indebtedness), and (ii) any other Indebtedness of such Significant Subsidiary (including trade payables) unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Guarantee of such Significant Subsidiary. Notwithstanding anything to the contrary in the foregoing, Senior Obligations of a Significant Subsidiary shall not include (x) any liability for federal, state, local or other taxes owed or owing by such Significant Subsidiary or
(y) any Indebtedness of such Significant Subsidiary that is incurred in violation of the Indenture. For purposes of Bankruptcy Law, Uniform
Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act and any similar federal or state law, all Senior Obligations of a Significant Subsidiary shall be deemed to have been incurred prior to the incurrence of the Guarantee of such Significant Subsidiary regardless of the actual order of such incurrence.

               12.  ADDITIONAL DEFINITIONS   For purposes of this Note, the term
"SIGNIFICANT SUBSIDIARY" shall mean a wholly owned subsidiary of the Maker that has assets equal in value to at least 10% of the consolidated assets of the Maker and its subsidiaries, and the term "PARI PASSU DEBT" shall mean the Maker's $110,000,000 9 1/2% Senior Subordinated Notes due 2000 and any other indebtedness of the Maker that is expressly made pari passu with this Note.

               13. CLASSES OF OBLIGATIONS. The Maker will not incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness that is subordinate or junior in right of payment to any Senior Obligations and senior in any respect in right of payment to this Note, and no Significant Subsidiary that has delivered a Guarantee will incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness that is subordinate or junior in right of payment to any guarantee of Senior Obligations and senior in any respect in right of payment to such Guarantee.

          14. NOTICES. All notices, requests, demands and other communications under this Note shall be in writing and shall be deemed to have been duly given
(i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, (iii) on the day after delivery to an overnight courier service, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

          If to the Seller:

                             Tandy Corporation
                             100 Throckmorton Street, Suite 1800
                             Fort Worth, Texas 76021
                             Attn: Chief Executive Officer
                             Telecopy: (817) 415-2647

          Copy to:

                             Tandy Corporation
                             100 Throckmorton Street, Suite 1800
                             Fort Worth, Texas 76021
                             Attn: General Counsel
                             Telecopy: (817) 415-2647


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

          If to the Maker:

                             CompUSA Inc.
                             14951 North Dallas Parkway
                             Dallas, Texas 75240
                             Attn: Chief Executive Officer
                             Telecopy: (972) 982-4000

          Copy to:

                             CompUSA Inc.
                             14951 North Dallas Parkway
                             Dallas, Texas 75240
                             Attn: General Counsel and Secretary
                             Telecopy: (972) 982-4000

          Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

          15. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Delaware. The Maker hereby submits to personal jurisdiction in said State for the enforcement of the Maker's obligations hereunder, and the Maker waives any and all personal rights under the law of any other state to object to jurisdiction within such State for the purposes of litigation to enforce such obligations of the Maker.

          16. AMENDMENTS. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced, and no amendment, modification or waiver of any provision hereof shall in any event be effective unless made by an agreement in writing signed by the holders of the Senior Obligations.

          17. TRANSFERS. The Seller may transfer this Note at any time in whole to a wholly owned subsidiary without consent of the Maker. With regard to all transfers of this Note to any entity other than a wholly owned subsidiary of the Seller, (i) prior to August 31, 1999, this Note may not be transferred and
(ii) on or after August 31, 1999, until this note is paid in full (the "TRANSFERABILITY PERIOD"), the Seller may transfer this Note in whole to any other third party with the prior written consent of the Maker, which consent shall not be unreasonably withheld; provided that on four occasions during the Transferability Period, the Maker may send written notice to the Seller or any other holder of this Note that this Note shall not be transferable for a ninety-day period after the date of such notice.

          18. INTEGRATION. THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,

CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

          IN WITNESS WHEREOF, the Maker has executed this Note on the day and year first above written.

                                       COMPUSA INC.


                                       By: /s/ Robert Gary
                                          ------------------------------------
                                          Name: J. Robert Gary
                                          Title: Vice President-Finance

Accepted and agreed:

TANDY CORPORATION


By: /s/ Dwain H. Hughes
   ---------------------------------
   Name:  Dwain H. Hughes
   Title:  Senior Vice President














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